UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2011

ANTE5, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53952	27-2345075
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10275 Wayzata Boulevard, Suite 310 Minnetonka, MN 55305
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:   (952) 426-1241

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On August 4, 2011, Ante5, Inc., a Delaware corporation (the “Company”), entered into Indemnification Agreements (each, an “Indemnification Agreement”) with each of its current directors and executive officers. The Company may also enter into Indemnification Agreements from time to time based on this form of Indemnification Agreement with each future director of the Company and future executive officer of the Company and certain other officers of the Company (together with the current directors and executive officers, each an “Indemnitee”).

Each Indemnification Agreement generally provides that, subject to certain conditions, limitations and exceptions, (i) the Company will indemnify and hold harmless an Indemnitee to the fullest extent permitted by the General Corporation Law of the State of Delaware from expenses and liabilities incurred by such Indemnitee in connection with third party and derivative legal actions brought against such Indemnitee as a result of his or her service to the Company and (ii) the Company is required to advance all covered expenses incurred by an Indemnitee in a proceeding covered by the Indemnification Agreement. This summary of the terms of the Indemnification Agreements is qualified in its entirety by reference to the form of Indemnification Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02             Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

As described above under Item 1.01, on August 4, 2011, the Company entered into Indemnification Agreements with each of its current directors and executive officers.

Item 9.01  Financial Statements and Exhibits.

(d)         Exhibits

Exhibit Number	Description of Exhibit
10.1	Form of Ante5, Inc. Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTE5, INC.

	By:	/s/ BRADLEY BERMAN
Bradley Berman
Chief Executive Officer

Date: August 10, 2011